Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Cheniere Energy, Inc.:

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-171736 and 333-181190 and Form S-8 Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457, 333-118816, 333-127266, 333-134886, 333-160017, 333-175297 and 333-186451) of our report dated February 21, 2014, with respect to the consolidated financial statements and schedule of Cheniere Energy, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Cheniere Energy, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas
February 19, 2015